Exhibit 99.1

News Release
For Immediate Release: April 26, 2016

H&R Block Reports U.S. Tax Results Through April 19; To Announce Fiscal 2016 Results and Go Forward Plans on June 9

•
Excluding impact of foreign currency exchange rate fluctuations and the divestiture of H&R Block Bank, revenues expected to be consistent with the prior year despite a decrease in total U.S. tax returns prepared by and through H&R Block of 4.6%

•	Company announces structural changes designed to improve operations and profitability

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB), the world’s largest consumer tax services provider, today released its U.S. tax results through April 19, 2016 and expectations for fiscal year 2016. Excluding the impact of foreign currency exchange rate fluctuations and the divestiture of H&R Block Bank, total revenues are expected to be consistent with the prior year. When including these impacts, actual reported revenues are expected to decline from the prior year. The company expects adjusted EBITDA margins of approximately 28% for fiscal 2016.

Total H&R Block U.S. assisted returns prepared fell 5.8% through April 19 to 12.2 million. The majority of this decline occurred in the early part of the tax season, and was more heavily concentrated in Form 1040EZ returns and returns containing the Earned Income Tax Credit (EITC). The company executed its planned price increases and also experienced a positive shift in form mix, partially offsetting the revenue impact of the volume decline. Overall Tax Plus product attach rates also improved due to sales of its Peace of Mind product as well as Tax Identity Shield, a product launched last fiscal year that offers protection against tax identity fraud.

Tax returns prepared through the company’s tax software products, including online, desktop and mobile applications, declined 2.6%. The company believes this decline is primarily a result of aggressive pricing strategies by industry competitors. Improved monetization positively contributed to overall software revenues.

“The volume losses are not acceptable and as CEO, I take complete responsibility for delivering stronger results,” said Bill Cobb, H&R Block’s President and Chief Executive Officer. “We are working to fully understand the outcomes from the season and will take the actions necessary to improve our results. You will see a very different H&R Block in fiscal year 2017, including some changes we are announcing now.”

Today, the company announced its intention to streamline operations in order to better align its resources and focus to achieve long-term growth. This includes the realignment of its field operations and a significant cost reduction effort, which will result in a more efficient and accountable organization. Going forward, the company will invest more selectively in growth opportunities, while rationalizing the cost structure and focusing on improving margins and free cash flow.

The company also announced changes in its domestic and international retail tax business, and its leadership team.

Greg Macfarlane, H&R Block’s current Chief Financial Officer, will assume the role of Senior Vice President, U.S. Retail Products and Operations, effective May 1, 2016. Macfarlane will be responsible for all operational aspects of the U.S. Retail business, the company’s acquisition and development efforts, and Tax Plus products. “I’m excited that Greg will be more involved in day-to-day operations so that we can now leverage his operational expertise and business acumen in more direct and meaningful ways going forward,” said Cobb.

In other senior leader moves, Karen Orosco, currently Vice President, U.S. Retail Operations Support, will become Senior Vice President, U.S. Retail Sales and Service, with responsibility for the Company’s 6,600 retail locations and nearly 80,000 tax professionals. Kip Knight will become Senior Vice President, U.S. Franchise, Canada, and Australia, with responsibility for the company’s relationship with its 3,600 U.S. franchise locations and its operations in Canada and Australia.

“Karen, Kip, and Greg will work closely together and each will report to me,” said Cobb. “Their backgrounds and experience make them ideally suited to lead our core U.S. Retail business in each of their areas and improve our results in 2017 and beyond.”

The company also announced Tony Bowen will become Chief Financial Officer beginning May 1, 2016. Bowen has been with H&R Block for 12 years, serving in a variety of finance and operational roles. Most recently, he served as the Vice President, Finance for the U.S. Retail business, and, prior to that, as Vice President and General Manager of the company’s DIY business.

“Tony has been a key leader at H&R Block for over a decade, and I’m excited he is taking the position of CFO,” said Cobb. “With Tony’s depth of knowledge about our business as well as his leadership abilities and financial insight, he will continue to be a tremendous asset for our company as our Chief Financial Officer. Given the close working relationship Tony and Greg Macfarlane have had for the past several years, this will be a seamless transition.”

The company will be sharing more information regarding plans for fiscal 2017 and beyond during the conference call on June 9th. At that time, it will provide a detailed assessment of this season, fiscal 2016 results and outlook for fiscal 2017, further details on organizational changes, an update regarding cost reductions, and information regarding the company’s capital structure, including its dividend policy.

“I believe in the future of H&R Block and, as you will hear from me on June 9th, this season does not change our long-term outlook for the company. We are focused on developing an aggressive 2017 program to appeal to a broad segment of tax preparation clients,” said Cobb. “This will include a more compelling value proposition, anchored by H&R Block’s expert tax preparation services, that is aimed at client growth and continued generation of strong free cash flow and superior returns on capital.”

Form 8-K Filing
For additional information regarding matters described in this press release, please see the company’s Form 8-K filed today with the Securities and Exchange Commission.

H&R Block to Announce Fiscal 2016 Results on June 9
In conjunction with the announcement of fiscal 2016 results, the company will host a conference call at 4:30 p.m. Eastern time on June 9, 2016 for analysts, institutional investors, and shareholders to discuss the following:

•	A detailed assessment of the U.S. tax season, including fiscal 2016 results;

•	The company’s approach to fiscal 2017 and beyond;

•	Details regarding the aforementioned organizational announcement;

•	An update on cost reductions;

•	Information regarding the company’s capital structure, including its dividend policy; and

•	Other general matters.

To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 895-5260 or International (443) 842-7595
Conference ID: 80848967

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com. A replay of the call will be available beginning at 7:30 p.m. Eastern time on June 9, 2016, and continuing until July 9, 2016, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 80848967. The webcast will be available for replay June 10, 2016 at http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world's largest consumer tax services provider, with revenues of $3.1 billion in fiscal year 2015.  More than 680 million tax returns have been prepared worldwide by and through H&R Block since 1955, including 24.2 million tax returns in fiscal year 2015.  Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products. H&R Block also offers adjacent Tax Plus products and services. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled “Non-GAAP Financial Information.”

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2015 in the section entitled "Risk Factors” and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at
http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com
TABLE FOLLOWS

U.S. TAX OPERATING DATA			(in 000s)
	Fiscal Year-to-Date
	April 19,
	2016	2015	% Change
Tax Returns Prepared: (1)
Company-Owned Operations	8,061	8,595	-6.2%
Franchise Operations	4,134	4,356	-5.1%
Total H&R Block Assisted	12,195	12,951	-5.8%

Desktop	2,075	2,159	-3.9%
Online	4,649	4,747	-2.1%
Total H&R Block Tax Software	6,724	6,906	-2.6%

Free File Alliance	674	672	0.3%
Total H&R Block U.S. Returns	19,593	20,529	-4.6%

(1) Amounts have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during either year.